Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources Receives Affirmation of $1.2 Billion Borrowing Base

FORT WORTH, TEXAS (April 20, 2009) – Quicksilver Resources Inc. (NYSE: KWK) today announced that its bank group has affirmed the borrowing base on the company’s senior secured revolving credit facility at $1.2 billion, based upon oil and gas reserves as of December 31, 2008.  JPMorgan Chase Bank, N.A. and Bank of America, N.A. led the group of 24 lenders.  As of March 31, 2009, the company had approximately $906 million drawn on, and letters of credit of $11 million secured by, the senior secured revolving credit facility.  The company also announced that on April 1, 2009, it received a tax refund of $41 million, which was used to reduce its senior secured revolving credit facility.

“The confirmation of our $1.2 billion facility is a testament to the quality and value of our long-lived reserves and the low-risk nature of significant resource additions from the Fort Worth Basin,” said Glenn Darden, Quicksilver president and chief executive officer.  “Quicksilver remains committed to operate within its anticipated annual cash inflows and further reduce our total outstanding debt.  This credit facility provides the company with sufficient operating flexibility as we execute our 2009 capital program, which has been reduced to approximately $500 million.”

The credit facility provides for revolving loans, swingline loans and letters of credit from time to time in an aggregate amount not to exceed the borrowing base, which is allocated between U.S. and Canadian funds.  The lenders have agreed to $1.2 billion of revolving credit commitments and the company has the option to increase the facility to $1.45 billion with consent of the lenders.  The company can extend the facility, which matures February 9, 2012, up to two additional years with lender approval.

In connection with affirming the borrowing base, Quicksilver and its bank group have amended the senior secured revolving credit facility to (i) increase the Eurodollar and swingline rate margins from a range of 1.375% to 2.125% to a range of 2.25% to 3.25% (depending on the then-current borrowing base usage), (ii) increase the base rate margin from a range of 0% to 0.625% to a range of 1.375% to 2.375% (depending on the then-current borrowing base usage), (iii) add a floor to the base rate of one-month Libor plus 1%, and (iv) increase the unused commitment fee rate from a range of 0.25% to 0.375% to a flat rate of 0.5%.  The margins across all grids will decrease by 0.25% upon full repayment of the Second Lien Term Loan.

Covenant Tests Passed

Based on preliminary financial results for the first quarter of 2009, the company remains in compliance with all of its debt covenants.  Quicksilver expects to report actual results for the 2009 first quarter on May 6, 2009, prior to market open.

Quicksilver also announced that it executed early settlement of 40,000 million British thermal units (MMBtu) per day of its 2010 natural gas hedge positions, resulting in proceeds of approximately $55 million.  The company still has hedges covering approximately 75% and 50% of its expected natural

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gas production for 2009 and 2010, respectively, at a weighted average floor price of approximately $8.60 per MMBtu for 2009 and approximately $8.17 per MMBtu for 2010.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 09-04

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